As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-169747

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1920798
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address of Principal Executive Offices) (Zip Code)

Sears Holdings Savings Plan

(Formerly Sears Holdings 401(k) Savings Plan)

Lands’ End, Inc. Retirement Plan

Sears Holdings Puerto Rico Savings Plan

(Formerly Sears Puerto Rico Savings Plan)

(Full Title of the Plans)

Dane A. Drobny

Senior Vice President, General Counsel and Corporate Secretary

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Name and Address of Agent for Service)

(847) 286-2500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

On October 4, 2010, Sears Holdings Corporation (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-169747) (the “2010 Registration Statement”) to register 1,200,000 shares of common stock of the Registrant (“Common Stock”) and an indeterminate amount of interests (the “Plan Interests”) with respect to the Sears Holdings Savings Plan (formerly Sears Holdings 401(k) Savings Plan), the Lands’ End, Inc. Retirement Plan (the “Lands’ End Plan”), and the Sears Holdings Puerto Rico Savings Plan (formerly Sears Puerto Rico Savings Plan). On September 11, 2013, the Registrant filed a registration statement on Form S-8 to register additional shares of common stock of the Registrant and an indeterminate amount of interests with respect to the Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan. On April 4, 2014, the Registrant completed the distribution of 100% of the outstanding shares of common stock of Lands’ End, Inc. (“Lands’ End”) to the Registrant’s stockholders, as a result of which, Lands’ End separated from the Registrant. The Lands’ End Plan subsequently terminated the option to invest in shares of Common Stock under the Lands’ End Plan. In accordance with an undertaking made by the Registrant in the 2010 Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the 93,026 shares of Common Stock and Plan Interests not heretofore sold pursuant to the 2010 Registration Statement. The 2010 Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such unsold Common Stock and Plan Interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 13th day of June, 2014.

SEARS HOLDINGS CORPORATION (Registrant)

By:	/s/ Robert A. Riecker
	Name:	Robert A. Riecker
	Title:	Vice President, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sears Holdings Savings Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 13th day of June, 2014.

SEARS HOLDINGS SAVINGS PLAN By: SEARS HOLDINGS CORPORATION ADMINISTRATIVE COMMITTEE, Plan Administrator

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Member of Administrative Committee and Vice President, Controller and Chief Accounting Officer of Sears Holdings Corporation

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Lands’ End, Inc. Retirement Plan has duly caused this this Post-Effective Amendment No. 1 to the Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the City of Dodgeville, State of Wisconsin, on this 13th day of June, 2014.

LANDS’ END, INC. RETIREMENT PLAN By: LANDS’ END, INC. RETIREMENT PLAN COMMITTEE; Plan Administrator

By:	/s/ Michael P. Rosera
Name: Title:	Michael P. Rosera Member of Plan Committee and Executive Vice President, Chief Operating Officer/Chief Financial Officer and Treasurer of Lands’ End, Inc.

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sears Holdings Puerto Rico Savings Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 13th day of June, 2014.

SEARS HOLDINGS PUERTO RICO SAVINGS PLAN By: SEARS HOLDINGS CORPORATION ADMINISTRATIVE COMMITTEE, Plan Administrator

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Member of Administrative Committee and Vice President, Controller and Chief Accounting Officer of Sears Holdings Corporation

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